UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 9, 2010 athenahealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33689	04-3387530
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

311 Arsenal Street, Watertown, MA	02472
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 617-402-1000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
     On March 15, 2010, athenahealth, Inc. (the “Company”) issued a press release regarding its financial and operational results for the fourth quarter of 2009 and the year ended December 31, 2009, and matters described in Item 4.02 below. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.
     The information included in this Current Report on Form 8-K pursuant to this Item 2.02, including Exhibit 99.1 attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such filing.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
(a) As previously announced, the Company initiated an internal review of its accounting policy for the amortization period for deferred implementation revenue, and postponed the release of its financial results for the fourth quarter of 2009 and the year ended December 31, 2009, to complete this internal accounting review. As a result of this review, which has now been completed, the Company has concluded that a correction to the amortization period for deferred implementation revenue for the expected performance period is appropriate. Accordingly, on March 9, 2010, the Audit Committee of the Board of Directors (the “Audit Committee”) determined that the Company will restate its financial statements for the fiscal years ended December 31, 2005, 2006, 2007 and 2008; each quarterly period in its fiscal year ended December 31, 2008; and the first three quarterly periods in its fiscal year ended December 31, 2009, to restate “implementation and other” revenue to reflect a longer amortization period for deferred implementation revenue. The Audit Committee further determined that the following should no longer be relied upon: (i) the Company’s audited consolidated financial statements for the fiscal years ended December 31, 2005, 2006, 2007, and 2008, and the related audit reports thereon issued by Deloitte & Touche LLP, the Company’s independent registered public accounting firm; and (ii) the Company’s unaudited consolidated financial statements for each quarterly period in its fiscal year ended December 31, 2008, and the first three quarterly periods in its fiscal year ended December 31, 2009. The Audit Committee made this determination following consultation with and upon the recommendation of management and following consultation with Deloitte & Touche LLP. The Company will include (i) the restated results for the fiscal years ended December 31, 2007 and 2008, and (ii) the restated financial information for the quarterly periods in its fiscal year ended December 31, 2008, and the first three quarterly periods in its fiscal year ended December 31, 2009, in its Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”). Adjustments for periods prior to 2007 will be reflected in the opening balance for retained earnings in 2007, as well as in the Company’s selected financial data tables for the fiscal years ended December 31, 2005 and 2006, in Part II, Item 6 of the 2009 Form 10-K.
     Description of Financial Restatement
     Implementation revenue consists primarily of professional services fees related to assisting customers with the implementation of the Company’s services. These non-refundable fees are generally billed up front and recorded as deferred revenue until the implementation is complete and then recognized ratably over the expected performance period. Previously, the expected performance period was estimated based upon the initial customer contract term, which, for the vast majority of contracts, was one year in duration. Implementation and other revenue has ranged from four to seven percent of total revenue on an annual basis since 2007.
     As a result of the Company’s review, the Company concluded that in prior and future periods, the Company will amortize deferred implementation revenue over a longer expected performance period of twelve years in order to reflect the estimated expected customer life. Accordingly, and as described above, the Company will restate the “implementation and other” revenue within its previously filed consolidated financial statements to reflect a longer amortization period for deferred implementation revenue. The Company will continue to record implementation expenses in the period as incurred. The length of the amortization period for deferred implementation revenue recognition does not impact cumulative total implementation revenue under contract nor does it impact cash flow.
     In addition, in connection with the restatement, certain prior year amounts have been reclassified to correct their presentation in the financial statements. These reclassifications had no effect on net income or shareholders’ equity for any period and pertain to: (1) reimbursements of out-of-pocket expenses that were previously netted against corresponding expense and have now been grossed up and included in “implementation and other” revenue, (2) certain deferred tax liabilities that have been reclassified from non-current to current, (3) draw downs of capital lease lines that were previously presented as sources of cash within the financing activities section of the cash flow statements and have now been reclassified as investing activities, and (4) the excess tax benefit from stock-based awards that were previously presented as sources of cash within the “operating activities” section of the consolidated statements of cash flows in the accrued expense line and have been reclassified as “operating activities” in the excess tax benefit from stock-based awards line item.

Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by athenahealth, Inc. on March 15, 2010, furnished herewith

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

athenahealth, Inc.

(Registrant)

March 15, 2010	/s/ TIMOTHY M. ADAMS

Timothy M. Adams
CFO & SVP

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by athenahealth, Inc. on March 15, 2010, furnished herewith